Exhibit 10.19

ROADIE, INC.

SERVICES AGREEMENT

THIS ROADIE, INC. SERVICES AGREEMENT (the “Agreement”) is entered into as of July 12, 2023 (the “Effective Date”), by and between Roadie, Inc., a Delaware corporation (“Roadie”); and Alliance Pharma Solutions, LLC dba DelivMeds (“Customer”).

RECITALS

WHEREAS Roadie provides logistics as a service via its proprietary software and applications, including access to crowdsourced delivery providers.

WHEREAS Customer wishes to receive the logistics services and be granted access to such delivery providers, and Roadie is willing to provide such logistics services and access to and use of its proprietary software to Customer as further set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. SERVICES

(a) Roadie Services. Subject to Customer’s compliance with the terms and conditions of this Agreement, Roadie will provide the following logistics services specified in this Agreement, including providing electronic proof of delivery, electronic tracking, reporting as well as any related management and technical services as provided for herein (“Logistics Services” or “Roadie Services”).

(i) Roadie Platform. Roadie hereby grants Customer permission to access and use its proprietary software and applications (the “Roadie Platform”) to crowdsource other third-party users of the Roadie Platform (“Drivers”) to provide Delivery Services (as defined below). Customer may access the Roadie Platform via a web-link, custom or public API, or mobile application, as agreed to by the parties. Customer shall not access or use the Roadie Platform in any way not authorized by this Agreement, nor shall Customer modify, adapt, license, translate, sell, reverse engineer, decipher, decompile or otherwise disassemble any portion of the Roadie Platform or any software used on or for the Roadie Platform or cause or allow others to do so.

(ii) Logistics Services. Roadie will provide the logistics services specified in this Agreement, including providing electronic proof of delivery, electronic tracking, reporting as well as any related management and technical services as provided for herein (“Logistics Services” or “Roadie Services”).

(iii) Tracking. Via the Roadie Platform, Customer will be provided real-time tracking and reporting of the pick-up and drop-off of each Delivery Order (as defined below) placed via the Roadie Platform.

(iv) Delivery Confirmation. As required or requested by Customer and set forth in the Delivery Order, Drivers shall obtain electronic proof of delivery in the form of a signature for Delivery Orders from an individual at the delivery address and enter the same into the Roadie Platform. If a Delivery Order may be left without the above signature/proof of delivery, a Driver will take pictures of all delivered Products left without a signature and such picture(s) will be uploaded into the Roadie Platform and made available to Customer via the Roadie Platform.

(v) Integration. Customer may integrate with Roadie via its public API or custom API. Custom API development and integration details, including timelines and any associated fees, if any, are set forth in Exhibit A. Integration fees include development of API, integration, and ongoing support and API maintenance. Roadie shall provide Customer with technical support to implement the Roadie Platform and reasonable training to authorized Customer’s employees, agents and/or contractors on the use of the Roadie Platform.

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(b) Delivery Services.

Drivers. Drivers shall pick-up such goods and products (“Products”) as Customer enters in the Roadie Platform (each, a “Delivery Order”) from such stores, places of business, or other individual locations (each, a “Location”) as mutually agreed to by the parties and shall deliver such Delivery Order to the delivery address provided by Customer when placing the Delivery Order in the Roadie Platform, as well provide related services as may be further set forth herein (collectively “Delivery Services”). Customer is authorized to place Delivery Orders individually or upload multiple Delivery Orders via API or csv file to be batched and routed into a single consolidated Delivery Order (“Batched Delivery Order” or a “Batch”).

(ii) Pickup. Customer shall ensure that all Delivery Orders which are entered into the Roadie Platform are properly tagged/labeled and assembled at Customer’s designated pick-up point at the Location by the pick-up time designated in the Delivery Order.

(iii) Undeliverable Product. If (1) a Driver is unable to deliver the Delivery Order for any reason; or (2) the individual at the delivery address refuses all or part of a Delivery Order, or (3) all or part of the Delivery Order is lost, damaged or destroyed while in the Driver’s custody, Roadie shall promptly contact Customer to notify Customer of such incident and, if the Delivery Order is able to be returned, Roadie shall direct the Driver to return such Delivery Order to the Location as instructed by Customer. Any applicable return fees will be invoiced pursuant to Exhibit A.

(c) Locations and Service Charges. Exhibit A may contain a list of individual Locations (“Location List”) and/or metropolitan statistical area (“MSA”) tiers (“Tiers”), and the rates, fees and other charges for the Roadie Services and Delivery Services to be provided hereunder (collectively, “Service Charges”). During the Term, Roadie and Customer may mutually agree to add or delete Locations, revise MSA Tiers and associated Service Charges. Any changes to Tiers, and/or Service Charges shall be mutually agreed upon and set forth in an amendment to Exhibit A hereto; provided that after the date hereof any Location List will be maintained as a reference point to represent any individual Locations from which Delivery Services are being performed for Customer, and the parties agree that the contents of such Location List will be administered between the parties outside of this Agreement and the parties will not be required to amend this Agreement to reflect change(s) thereto.

(d) Service Levels. Roadie will use commercially reasonable efforts to (1) provide the Roadie Services and access to and use of the Roadie Platform in accordance with the “Uptime Commitment”; and (2) have Drivers perform Delivery Services in accordance with the “Delivery Commitment” as set forth in Exhibit B hereto.

(e) Special Products and Prohibited Products. If requesting Delivery Services of any Product that is authorized in Exhibit C as a “Special Product,” Customer shall ensure that such Special Product is specified in the Delivery Order and shall be responsible for meeting all obligations set forth in any applicable Special Product Addendum(s) attached hereto after Exhibit C. Customer acknowledges that such Addendum(s) contain additional obligations of the parties and shall take precedence over the terms set forth in this Agreement to the extent of any inconsistency. Customer shall not knowingly request Delivery Services for any “Prohibited Product” that is listed in Exhibit C.

2. TERM.

(a) This Agreement shall commence on the Effective Date and shall continue in effect for a period of one (1) year and will continue on a month-to-month basis thereafter unless terminated by either party as provided herein (the “Term”). Either party may terminate this Agreement at any time without cause as to any Location or all Locations by giving thirty (30) days’ prior written notice to the other party. A party may terminate this Agreement immediately with written notice (i) upon the failure of the other party to keep, perform or observe any material term, covenant, or condition of this Agreement which failure is not remedied within ten (10) days after receipt of written notice, or if the failure cannot reasonably be cured within the 10-day period, the non-performing party must commence a cure within the 10-day period and thereafter diligently pursue the same to completion within a reasonable time not to exceed thirty (30) days; and (ii) in the event that either party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof. Notwithstanding the above, Customer’s failure to pay all undisputed amounts when due shall be grounds for immediate suspension of Customer’s access to and use of the Roadie Platform until fully paid and shall be grounds for immediate termination of this Agreement by Roadie if Customer does not make such payments within ten (10) days after receipt of written notice (email sufficient).

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(b) If, after the Effective Date, if there is (a) the enactment or promulgation of any new law, regulation or ordinance, or any change to any existing law, rule, regulation or ordinance (or any judicial or administrative interpretation thereof), or (b) a change to any requirement for Roadie to obtain or maintain any governmental approval, permit, license, or other consent or approval that is material to the performance of the Roadie Services or the Delivery Services, and/or that has the effect of imposing on Roadie any materially increased obligation to or on its performance hereunder (each, a “Changed Condition”), then Roadie may terminate this Agreement as to the affected MSAs and/or Locations immediately upon providing written notice to Customer, such notice to state the Locations affected. In the event of a termination due to this Section 2(b), Roadie shall use all commercially reasonable efforts to continue to provide or have provided the Services for a period of thirty (30) days after notice.

3. SERVICE CHARGES.

(a) Service Charges. Customer shall pay Roadie the Service Charges set forth in Exhibit A (as may be amended) in accordance with Section 4, below. The parties acknowledge and agree that the Service Charges in Exhibit A are based on current conditions and in the event of a Changed Condition Roadie may propose a change to the Service Charges affected. The parties shall use their good faith efforts to reach agreement regarding the proposed adjustment to the Service Charges within thirty (30) days after receipt of such proposed adjustment. If the parties are not able to reach agreement with respect to the proposed adjustment to the Service Charges during the thirty (30) day period described above, either party may terminate this Agreement with respect to the affected Locations upon thirty (30) days’ prior written notice to the other party. Notwithstanding the foregoing, in the event that a Changed Condition creates a reclassification of employment status (or similar effect) that directly or indirectly causes an increase in the cost to Roadie of allowing Drivers to continue to perform Delivery Services using the Roadie Platform, Roadie may impose a surcharge or other change to the applicable Service Charges, unilaterally and immediately upon notice, to offset such increase in costs due to such Changed Condition.

(b) Taxes. Customer shall pay any sales tax imposed by any taxing authority as a result of receiving Services under this Agreement. Roadie shall indicate the amount of any such sales tax on the applicable invoice as a separate line item. In no event shall Customer be responsible for any taxes based on the net income or gross receipts of Roadie or the Drivers.

(c) Late Payment. If any undisputed amount has not been received by Roadie by the due date, unpaid amounts shall bear interest thereafter at a rate of 1% per month (12% annually) or such interest as allowed under Applicable Laws, if lower, until paid, and all accrued interest shall be due and payable on demand with such unpaid amounts. If Roadie must collect any unpaid amounts hereunder, or any part of the indebtedness evidence hereby, by law, through an attorney-at-law, or third-party collection service, Roadie shall be entitled to collect all costs of collection, including reasonable attorney’s fees, and you agree to pay such costs upon demand.

4. PAYMENT TO ROADIE. Roadie shall submit a detailed invoice for all Roadie Services and Delivery Services provided to Customer within thirty (30) days of the end of the month in which such Services are performed, or upon Customer incurring Service Charges in excess of Customer’s credit limit, as determined by Roadie from time to time in its sole discretion. Any one-time fees set forth herein shall be invoiced in full upon forming Customer’s account. Customer shall pay each invoice within thirty (30) days after receipt. Payments shall be made by ACH, or such other method as agreed to by Roadie and Customer. Customer must provide Roadie written notice of any disputed charges (including reasonable description therefor) within ninety (90) days from the date of the invoice where the disputed charge appeared. If Customer does not provide Roadie a written notice of the disputed amount within such ninety (90) day period any credit or refund shall be at Roadie’s discretion.

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5. BOOKS AND RECORDS. Roadie shall keep Delivery Orders and Delivery Order confirmations, and proof of delivery and photos on file for a period of at least ninety (90) days after the date of delivery (“Delivery Information”). Customer understands and agrees that the Delivery Information is available to Customer via the Roadie Platform and Customer is responsible for storing and maintaining all Delivery Information after ninety (90) days; provided that any Delivery Information or other records required for reporting obligations for which Roadie is solely responsible under applicable laws, rules and/or regulations (“Applicable Laws”) will be retained by Roadie for such longer time as may be required. During the Term and for a period of at least ninety (90) days thereafter, each party shall maintain complete and accurate accounting records, in accordance with generally accepted accounting practices, in order to substantiate amounts invoiced and paid under this Agreement

6. DRIVERS.

(a) All Delivery Services shall be provided by Drivers arranged through the Roadie Platform. Customer shall not knowingly arrange for, or solicit, a Driver to perform any Delivery Services for Customer outside of the Roadie Platform; provided that nothing herein shall constrain Customer’s ability to acquire driver capacity via another platform or a delivery service and in connection therewith utilize Drivers who may provide services via such other platform or delivery service, or prohibit Customer from soliciting any person by or through any general advertising medium, not specifically targeted at any currently active Driver using Roadie. This obligation shall survive for a period of three (3) months following the termination of this Agreement.

(b) Pursuant to its indemnification obligations in Section 10, Roadie shall be responsible for the intentional misconduct and/or the negligent acts and omissions of Drivers in performing Delivery Services under and pursuant to this Agreement

(c) Prior to performing any Delivery Services for Customer hereunder, all individuals shall pass a standard background investigation (“Background Investigation”) that meets the following requirements: (i) a criminal background check that includes national, state and local criminal checks and sex offender registry checks showing the individual has no convictions for (A) drug-related felony or misdemeanor offenses in the past five years; (B) felonies for violent crimes, sexual offenses or theft, at any time, or misdemeanors for violent crimes, sexual offenses or theft, in the past five (5) years, or (C) computer, identity theft or Internet-related offenses, at any time; and (ii) motor vehicle report verification that the individual has (a) a valid, active driver’s license without restrictions and is at least eighteen (18) years old; (b) no major moving violations, such as DUIs or reckless driving, in the past five (5) years; (c) no more than three (3) minor moving violations, such as speeding tickets or failure to obey traffic laws, in the past three (3) years; (d) no cell phone or distracted driving violations in the past year; and (e) no more than two accidents in the past three (3) years; (iii) the individual is not on the comprehensive list of terrorists and groups identified under Executive Order 13224, as amended and updated from time to time; and (iv) the individual has a verified Social Security Number. Notwithstanding the above, information contained in a Driver’s Background Investigation will not be considered or used to assess a Driver’s fitness to provide Delivery Services on the Roadie Platform if its consideration or use is prohibited by any Applicable Laws.

7. CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY AND DATA SECURITY.

(a) “Confidential Information” means all information, whether oral, written, via computer disk or electronic media or otherwise, to which a party is given access or is made available to it by the other party (including by such other party’s representatives) in connection with this Agreement or the performance of Services. Confidential Information shall include, without limitation, all Intellectual Property (as defined below), pricing information, administration reports, technology, know-how, processes, trade secrets, contracts, proprietary information, historical and projected financial information, operating data and organizational cost structures, strategic or management plans, business strategies, personnel information, customer information and customer lists, of a party whether received before or after the date hereof, and in addition, in the case of Customer, all personally identifiable information disclosed by Customer or obtained by Drivers or Roadie in the course of Customer placing Delivery Orders, if any (“Customer Data”).

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(b) Roadie shall keep in confidence and shall not disclose, or use for the benefit of others, any and all Customer Confidential Information, except as necessary to carry out and perform under this Agreement, or as specifically authorized in writing by Customer. All Drivers shall be bound by a similar confidentiality obligation. For the purposes of this Agreement, Customer’s placing of Delivery Orders shall be deemed to be authorization for Roadie and Drivers to use such Customer Data solely for the purpose of providing Services hereunder. Customer shall keep in confidence and shall not disclose, or use for the benefit of others, any and all Roadie Confidential Information, except as necessary to carry out this Agreement or as specifically authorized in writing by Roadie. Customer shall ensure that any of its contractors who have access to Roadie’s Confidential Information are bound by a similar confidentiality obligation. These confidentiality obligations shall survive expiration or termination of this Agreement for a period of three (3) years, or such longer period as set forth under Applicable Laws for any Confidential Information that is a trade secret.

(c) The foregoing obligations contained in this Section 7 shall not apply to information that: (i) the receiving party can show was lawfully and previously known to it as a matter of record at the time of receipt; (ii) is lawfully obtained by the receiving party from a party who lawfully obtained the information free of any obligation of confidentiality; (iii) is or that becomes generally available to the public, through no action or fault of the receiving party; or (iv) has been or is independently developed by the receiving party or any other person as a matter of record, without reliance on, or use of, the information provided by the disclosing party. The fact that a trade secret of a party shall no longer be Confidential Information hereunder shall not affect such trade secret’s protected status under Applicable Laws.

(d) At any time upon request, each of Roadie and Customer agrees to return promptly or destroy all copies of the other party’s Confidential Information without retaining any copies thereof. However, the receiving party shall not be required to return or destroy: (a) reports, notes, or other materials prepared by it, or on its behalf, that incorporate the other party’s Confidential Information (“Internal Evaluation Materials”), provided that any Confidential Information of the other party therein shall be rendered unreadable or inaccessible, or (b) either (i) stored on routine back-up media for the purpose of disaster recovery and subject to destruction in due course and any latent data such as deleted files and non-logical data types, such as memory dumps, swap files, temporary files, printer spool files and metadata that are generally considered inaccessible without the use of specialized tools and techniques; or (ii) that the receiving party is required to maintain in order to satisfy any law, regulation, or internal policy or procedure to which it is subject. Any portion of the Confidential Information or the Internal Evaluation Materials that is not returned or destroyed shall be kept confidential in accordance with the terms hereof.

(e) In the event that a party to this Agreement or any of its representatives become legally compelled or requested (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, request of regulatory agency or self-regulatory agency having or claiming jurisdiction over such party, or similar process) to disclose any of the Confidential Information of the other party, the party may disclose the other party’s Confidential Information without breach of this Agreement. Such party shall promptly as possible notify the other party of such request, unless providing such notice would violate the order or Applicable Laws and shall provide reasonable assistance to the other party (at the other party’s direction and expense) if it seeks a protective order. In the absence of a protective order relating to such disclosure, the party receiving the request may disclose the other party’s Confidential Information but will use its reasonable efforts to obtain assurances that confidential treatment will be accorded the Confidential Information (at the other party’s direction and expense) and will limit such disclosure as is directly responsive to the request. Notwithstanding any disclosure by a party of the other party’s Confidential Information, the information so disclosed shall remain Confidential Information as between the parties and entitled to the protections herein.

(f) Each party has and retains all right, title, and interest in and to its respective products, services, Confidential Information and its trademarks, service marks, trade names, logos, logotypes, insignia, inventions, copyright or patent-protected matter, associated therewith, or other intellectual property software, patents, design rights (whether registered or unregistered), trade secrets and all other similar proprietary rights owned or provided by or provided on behalf of such party (“Intellectual Property”). Any and all drawings, designs, artwork, tapes, prints, plates, source code, modifications, extensions, upgrades, and derivative works of a party’s Intellectual Property, or any discoveries, ideas, inventions, improvements or other materials, original or otherwise, belonging to a party, either written or readable by machine, regardless of whether any portion thereof is or may be validly copyrighted or patented, are included in the Intellectual Property of such party and shall remain the property of such party and may not be copied or duplicated in any manner. Nothing will restrict or limit Roadie’s right to use, profit from, disclose, publish, keep secret, or otherwise exploit Feedback (as defined below), without compensating or crediting Customer or any individual providing such Feedback; provided this right shall not apply to any Confidential Information of Customer contained in such Feedback. “Feedback” includes: (a) suggestions for correction, change, or modification to the Roadie Platform or the Services provided hereunder; (b) evaluation data and reports relating to the performance of the Roadie Platform and Services provided hereunder; and (c) other reactions or ideas for improvements relating to the Roadie Platform and Services provided hereunder.

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Roadie shall establish and maintain commercially-reasonable administrative, technical and physical safeguards reflected in written security policies and procedures and designed to ensure the confidentiality, integrity and availability of Customer’s Confidential Information consistent with industry standards and all Applicable Laws to protect against anticipated threats or hazards to, or the unauthorized access, disclosure or use of, such information (including a response plan and program in the event of a malicious code attack, loss, theft, unauthorized access or use of services or data, denial of services, data leakage, or similar related security event). Roadie shall use industry standard virus and malicious code detection and protection products on its systems or servers that host Customer’s Confidential Information. Roadie’s safeguards shall be designed to: (i) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; (ii) protect against unauthorized access to or use of such Confidential Information that could result in substantial harm to the person or entity that is the subject of such Confidential Information; and (iii) ensure the proper disposal of such Confidential Information. To the extent Customer’s Confidential Information includes Personal Information Roadie shall: (a) be subject to and comply with all Applicable Laws governing the collection, use, disclosure, security, processing and transfer of such Personal Information and Customer’s privacy commitments (e.g., website Privacy Policy) if applicable (“Privacy Laws”), (b) maintain policies and procedures that meet or exceed requirements of the Privacy Laws, (c) not export, duplicate, merge or otherwise incorporate Personal Information with another party’s data or into recipient’s own records or databases, and (d) not collect, retain, use, access, sell, disclose, reconfigure, de-identify, re-identify, or aggregate Personal Information or any data derived from Personal Information, nor permit any of the foregoing, for any purpose other than performing Services for Customer pursuant to this Agreement and/or to remain in compliance with its data security obligations, reporting requirements and other Applicable Laws.

(h) Roadie shall: (a) notify Customer promptly after discovery of any incident that has compromised Customer’s Confidential Information, including without limitation any unauthorized disclosure or unauthorized use (a “Security Incident”); (b) preserve all evidence associated with a Security Incident consistent with industry and legal standards for digital forensics and chain of custody; (c) in the event of a Security Incident, investigate the incident (including performing a forensic investigation and root cause analysis) and design a remediation plan to prevent any further similar incidents; and (d) reasonably cooperate with Customer’s investigation of the Security Incident, including providing any information that Roadie has or can reasonably obtain with respect to the Security Incident, and at Customer’s request, cooperate with any law enforcement or regulatory officials investigating such Security Incident. Customer will have the sole discretion to determine applicable notification obligations with respect to a Security Incident and will direct such activities with respect to affected individuals, government authorities, and/or the general public, except to the extent Roadie has independent obligations under Applicable Laws.

A breach by a party of this Section 7 may cause irreparable and continuing damage to the other party for which money damages are insufficient, and a party shall be entitled to seek injunctive relief and/or a decree for specific performance, and other relief as may be proper (including money damages if appropriate), without the need to post a bond or other security therefor.

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8. COMPLIANCE WITH LAWS, POLICIES.

(a) Roadie shall comply with, and shall require that all Drivers comply with, all Applicable Laws, which govern the Logistics Services and the Delivery Services, respectively, provided for in this Agreement. Roadie shall obtain all licenses and permits, which may be required by any governmental authority for their performance of the Logistics Services contemplated hereby and shall pay all fees and charges therefor, and shall require that Drivers shall, obtain all licenses and permits, which may be required by any governmental authority for their performance of the Delivery Services contemplated hereby and shall pay all fees and charges therefor.

(b) Customer shall comply with all Applicable Laws which govern its operations. Customer shall obtain all licenses and permits, which may be required by any governmental authority for the performance of its operations and shall pay all fees and charges therefor.

9. INSURANCE.

(a) Coverage. Roadie will, at its own expense, provide and keep in full force and effect during the Term the following kinds and minimum amounts of insurance:

1. Commercial General Liability Insurance (including contractual liability) insuring against liability for injury or death to persons and damage to property, in the amount of One Million Dollars ($1,000,000.00) per occurrence, and Two Million Dollars ($2,000,000) in the general aggregate, plus excess coverage of Four Million Dollars ($4,000,000.00) per occurrence with terms and conditions at least as broad as the underlying Commercial General Liability policy.

2. Automobile Liability Insurance, covering the vehicles used in the performance of the Delivery Services hereunder (hired and non-hired), in the amount of Two Million Dollars ($2,000,000) combined single-limit pre occurrence, plus excess coverage of One Million Dollars ($1,000,000.00) per occurrence with terms and conditions at least as broad as the underlying Automobile Liability policy.

3. Worker’s Compensation Insurance (including Employer’s Liability Insurance) as is required by the Worker’s Compensation laws in all of the states in which Delivery Services are performed under this Agreement with such coverage as may be required thereby.

(b) Additional Provisions. Roadie shall provide the insurance specified in Section 9(a) from a reputable insurance carrier with an AM Best Rating of “A” or better. Roadie shall provide certificates of insurance upon request by Customer at any time during the term of this Agreement.

10. INDEMNIFICATION, PRODUCT DAMAGE CLAIMS, LIMITS OF LIABILITY.

(a) Indemnification.

(i) By Roadie. Roadie agrees and hereby undertakes, to release, indemnify, defend, and hold harmless the Customer, its affiliates, and their respective directors, officers, employees, representatives, and agents (“Customer Indemnified Parties”) from and against all liabilities, losses, damages, fines, civil penalties, settlements, judgments, costs and expenses (including without limitation reasonable attorneys’ and advisors’ fees and costs) (“Losses”) incurred in connection with any judicial or non-judicial claim, action, demand, suit, or proceeding asserted by a third party (collectively, “Claims”) (A) that the Roadie Platform is infringing or misappropriating any patent, copyright, trademark, trade secret or other intellectual property right of any third party (unless such infringement is due to an unauthorized use of the Services by a Customer Indemnified Party, or a Customer Indemnified Party’s failure to install or run any update to the Roadie Platform that has been specified by Roadie); (B) from a Driver that compensation, tax, insurance, or benefits are due from Customer, or from any benefit plan sponsored by Customer solely because of the Delivery Services provided to Customer hereunder; provided that any such Claim or allegation of employment, or for any salary or benefits, are solely and directly based on the Delivery Services such Driver performed for Customer on the Roadie Platform, and that such Claim or allegation is not otherwise based on or related to (1) such Driver’s current, future, or prior employment with or engagement by Customer, (2) such Driver’s current, future, or prior employment with or engagement by any other service provider of Customer, and/or (3) such Driver’s current, future, or prior services provided via any other “gig” company platform or app used by Customer at any time; and provided further that such Claim or allegation is not based on or related to the gross negligence or willful misconduct of Customer’s patron or a delivery recipient (“Employment Claims”); and (C) that death, bodily injury or property damage (excluding Product Damage Claims which are addressed in Section 10(b)) resulted from the negligent acts or intentional misconduct of Drivers in performing Delivery Services under and pursuant to this Agreement, except in each case to the extent caused by the negligent acts or intentional misconduct of a Customer Indemnified Party.

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(ii) By Customer. Customer agrees and hereby undertakes, to release, indemnify, defend, and hold harmless Roadie, its affiliates, and their respective directors, officers, employees, representatives, and agents, and Drivers (“Roadie Indemnified Parties”) from and against all Losses incurred in connection with any Claim resulting from the intentional misconduct or the negligent act or omission of a Customer Indemnified Party, made or taken in connection with the performance of Customer’s obligations under this Agreement, except to the extent in each case caused by the negligent acts or intentional misconduct of a Roadie Indemnified Party.

(iii) Indemnification Procedures. The party or parties claiming indemnification rights (the “Indemnified Party”) shall promptly give the other party (the “Indemnitor”) notice of any Claim for which the Indemnified Party seeks indemnity hereunder. The Indemnitor shall have sole control over the defense and settlement of the Claim; provided, however, that: (A) the Indemnified Party will be entitled to participate in the defense of such Claim and to employ legal advisers at its own expense to assist in the handling of the Claim; and (B) without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld) provided that: (1) no compromise or settlement may contain any finding or admission of any violation of law or any violation of the rights of any person by or on behalf of any Indemnified Party; (2) no compromise or settlement may knowingly give rise to any other Claim that may be made against any Indemnified Party; and (3) the compromise or settlement shall include, as an unconditional term, in form and substance reasonably satisfactory to the Indemnified Party, the claimant’s or the plaintiff’s release of the Indemnified Party from all liability in respect of the Claim. The Indemnified Party will provide reasonable assistance to the Indemnitor (at the Indemnitor’s direction and expense) in the addressing of the Claim as may be requested by the Indemnitor, including reasonable assistance from the Indemnified Party’s employees, agents, independent contractors and affiliates, as applicable. If the Claim subject to indemnification is part of a class action or other action involving multiple parties with which an Indemnified Party has the right to claim indemnification, the Indemnitor hereunder shall only be liable to the Indemnified Party for its proportionate share of any liability arising pursuant to its obligations under this Section 10(a), as among all of the Indemnifying Party’s indemnitors included in such Claim.

(iv) Infringement Claims. If Customer is enjoined by a court of competent jurisdiction from using any of the Services or their components for the intended purpose on the grounds that such use infringes on any proprietary right, Roadie will, in addition to indemnifying Customer Indemnified Parties as provided in Section 10(a) (i) (A), at its expense (A) use commercially reasonable efforts to secure the right to continue using the Services, or (B) if this cannot be accomplished with commercially reasonable efforts, replace or modify the Services to make them non-infringing and/or without misappropriation; provided, however, that any such replacement or modification may not degrade the performance or quality of the affected components of the Services, or (C) if neither of the foregoing can be accomplished by Roadie with commercially reasonable efforts, Roadie may terminate this Agreement upon at least thirty (30) days’ prior written notice to Customer. If, in Customer’s reasonable opinion, the Services or Roadie Platform are likely to become the subject of an infringement or misappropriation claim affecting Customer’s use of the Services or Platform as contemplated by this Agreement, or a Roadie modification or replacement to the Services causes the loss or degradation of the Services or any portion of the Services that is material to Customer, Customer may terminate this Agreement upon ten (10) days prior written notice. Notwithstanding the above, Customer may terminate this Agreement immediately upon receipt of an injunction prohibiting its further use of the Platform or Services. If the Claim subject to indemnification is part of a class action or other action involving multiple parties from which an Indemnified Party has the right to claim indemnification, the Indemnitor shall only be liable to Indemnified Party for its proportionate share of any liability arising under Section 10(a) among all indemnitors of the Indemnified Party also included in such Claim or action. The relief set forth in this Section 10 (a)(iv) shall be Customer’s sole relief for Infringement Claims.

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(b) Product Damage Claims.

Notwithstanding anything herein to the contrary, and subject to certain limitations, Roadie’s liability for loss, damage or theft to Products in a Delivery Order (“Product Damage Claims”) shall not exceed $100 per Delivery Order unless additional protection is purchased by Customer at the time the Delivery Order is placed. The Roadie Platform provides Customer the opportunity to purchase higher levels of protection for Product Damage Claims on a Delivery Order by Delivery Order basis. If Customer purchases such higher level of loss and damage protection, Roadie shall be liable for Product Damage Claims in a Delivery Order up to the level of protection purchased for such Delivery Order (exceptions apply). All Product Damage Claims are subject to the terms of the Roadie Protection Plan, including all restrictions and limitations therein, a current version of which is attached hereto as Exhibit D. The terms of this Section 10(b) shall control to the extent of any inconsistency with the Roadie Protection Plan.

(ii) Customer shall load or assist Driver in loading Oversized Products (as defined in Exhibit C) as needed, provided that the Driver shall provide all equipment reasonably necessary to protect all Product(s) from being damaged during transport and shall be responsible for properly securing all Products in the vehicle. At the time of loading Product(s) into a Driver’s vehicle, the Driver shall inspect the Product(s) for visible damage and verify the quantity loaded. After a Driver’s acceptance of Product(s) for delivery, if such Product(s) are released by Driver in a visibly damaged condition, or are lost, stolen, or destroyed after such acceptance by a Driver and prior to proof of delivery, the Product(s) shall be presumed to have been lost, stolen, damaged, or destroyed by the Driver, unless Roadie can establish otherwise to the reasonable discretion of Customer. Customer acknowledges and agrees that Roadie shall have no liability for concealed or non-visible damage to Products, unless Customer can establish to the reasonable discretion of Roadie that such damage was caused by the negligence or willful misconduct of the Driver.

(iii) Customer must submit Product Damage Claims to Roadie within thirty (30) days of the delivery date to be considered for remedy, except as otherwise agreed to by Roadie.

(iv) Unless otherwise agreed to by Roadie, Product Damage Claims will be reimbursed by Roadie directly to Customer and Roadie shall have no responsibility for payment of a Product Damage Claim to Customer’s patron or the Delivery Order recipient Neither Roadie nor any Driver shall have any responsibility to address any of Customer’s patrons’ questions or claims with respect to Delivery Orders or Product Damage Claims and Customer agrees to handle all such questions or claims from its patrons promptly and directly. Upon payment of the Product Damage Claim to Customer, Customer shall be deemed to have released Roadie for further liability therefor, and shall indemnify, defend and hold harmless Roadie Indemnified Parties from and against any and all Claims arising in connection with any paid Product Damage Claim and all Losses incurred by a Roadie Indemnified Party therefrom. The above is Customer’s sole relief and recovery for any Product Damage Claim or any loss or theft of, or damage to, Products in a Delivery Order and Customer waives its rights of subrogation on behalf of its insurers for any loss, theft or damage to Products in excess of the liability limits set forth herein.

(c) Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE ROADIE TERMS & CONDITIONS OR THIS AGREEMENT, AND EXCEPT FOR LIABILITY ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS AND ITS LIABILITY FOR DEATH, BODILY INJURY OR PROPERTY DAMAGE RESULTING FROM ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE) OR ANY OTHER LEGAL OR EQUITABLE THEORY FOR (1) ANY AMOUNT IN EXCESS OF (A) ONE TIMES (1X) THE NET REVENUE RECEIVED BY ROADIE UNDER THIS AGREEMENT IN THE TWELVE (12) MONTHS PRIOR TO THE DATE THE CLAIM AROSE AND (B) $100,000, OR (II) ANY CLAIM FOR ANY INDIRECT, WILLFUL, PUNITIVE, INCIDENTAL, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, FOR LOSS OF BUSINESS PROFITS, OR DAMAGES FOR LOSS OF BUSINESS OF A PARTY OR ANY THIRD PARTY ARISING OUT OF THIS AGREEMENT, OR INACCURACY OF DATA OF ANY KIND, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY. NOTWITHSTANDING THE ABOVE, ROADIE’S INDEMNIFICATION OBLIGATIONS FOR EMPLOYMENT CLAIMS WILL BE CAPPED AT $2,000,000. BECAUSE SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATIONS MAY NOT APPLY.

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11. REPRESENTATIONS OF THE PARTIES. The parties represent and warrant that each is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and that each has full right, power, and authority to perform its obligations pursuant to this Agreement. This Agreement has been duly and validly executed by each party and is the valid and binding obligation of each party enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditor’s rights and remedies generally. Unless otherwise expressly set forth in this Agreement or its Exhibits, the Roadie Services, Roadie Platform and Delivery Services are provided to Customer strictly on an “as is” basis without warranties of any kind, including, but not limited to, warranties of merchantability and fitness for a particular purpose, and all such warranties are hereby disclaimed by Roadie to the maximum extent permitted by Applicable Laws.

12. RELATIONSHIP OF THE PARTIES. For all purposes under this Agreement, each party shall be and act as an independent contractor of the other party and shall not bind nor attempt to bind the other to any agreement or contract. Neither party nor its respective employees and other contractors shall be eligible to participate in any of the other party’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs, and the parties acknowledge that the other party is not responsible for providing workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to it or its respective employees and other contractors.

13. USE OF NAME AND MARKS. Neither party shall use the other party’s or its affiliates’ corporate name, trademarks or logos without the other party’s prior written consent, including referring to the other party in press releases, advertising or other public or promotional statements; provided however Roadie may disclose Customer’s name as a reference to any current or prospective customer, and Customer may disclose Roadie’s name as one of its service providers.

14. FORCE MAJEURE. Neither party shall be responsible for any failure to comply with the terms of this Agreement where such failure is due to fires, floods, hurricanes, earthquakes, explosions, extreme weather, or other elements of nature, natural disasters, pandemics/epidemics, or other “acts of God”, strikes, labor disputes, or picketing lockouts (or labor shortages due to such events), transportation embargoes, civil riots, insurrection, acts of any government or agency thereof and judicial action, or infrastructure disasters, or orders or commands of properly constituted authorities preventing, or significantly impairing, Drivers from accessing a Location or delivery location and/or otherwise completing the Delivery Services or providing the Roadie Platform (each a “Force Majeure Event”); provided that any such Force Majeure Event is beyond the reasonable control of the party in question and not occasioned by its negligence. In the event of non-performance for any such reason, the nonperforming party shall diligently attempt to remedy, remove or mitigate any such cause and shall promptly notify the other party of the extent and probable duration of any delay. The non-performing party shall also advise the other from time to time as to the expected resumption of performance, in whole or in part, of its obligations hereunder.

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15. NOTICES. Any legal or formal notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by overnight courier, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and addressed to the appropriate party at its address set forth below; provided that each party shall use all reasonable efforts to send a copy of the same via electronic transmission (email), and provided further that informal, ordinary course of business notices, requests and other communications required or permitted to be given hereunder may be conducted solely by electronic transmission (email):

If to Roadie:

Roadie, Inc.

Attn: Head of Operations

7778 McGinnis Ferry Rd

#270

Suwanee, GA 30024

Email: operations@roadie.com

Copy Email: legal@roadie.com

If to Customer:

Alliance Pharma Solutions, LLC dba DelivMeds

Attn: Executive Vice President

2420 Brunello Trace

Lutz, FL 33558

Email: spirani@delivmeds.com

Any such notice, request, or other communication shall be considered given on the date of hand or courier delivery if delivered by hand or overnight courier, on the date of confirmed delivery if delivered by email, or on the date of deposit in the United States mail as provided above. Rejection, refusal to accept, or the inability to deliver because of a changed address (email or otherwise) of which no notice was given shall not affect the validity or the effectiveness of the notice, request or other communication. Either party may from time to time and at any time change its mailing or email address such change to become effective when notice is provided in accordance with the above.

16. SEVERABILITY AND WAIVER. In the event that any provision of this Agreement shall be found to be void or unenforceable, such findings shall not be construed to render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are invalid or unenforceable shall substantially affect the rights or obligations granted to or undertaken by either party. No waiver by either party of any default by the other party under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

17. AGREEMENT DRAFTING AND HEADINGS. Each party and their respective legal counsel have given careful scrutiny to this Agreement. Accordingly, the rule of construction that any ambiguities of the contract shall be resolved against the party, which caused the contract to be drafted, shall have no application in the construction or interpretation of this Agreement, or any clause or provision hereof. The headings to the provisions of this Agreement are for convenience of reference only and are not intended as a summary of such provisions and shall not affect, limit, modify or construe the contents thereof.

18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to internal principles of conflict of laws.

19. DISPUTES AND VENUE. If there is any dispute arising out of or relating to this Agreement the parties will use reasonable good faith efforts to resolve such dispute by direct negotiation. If the parties are unable to resolve the dispute through the points of contact normally engaged in the daily administration of this Agreement, either party may request that it be submitted to senior executives of the two parties for resolutions. If, after having made a good faith effort, the senior executives of the parties are unable to resolve the dispute within thirty (30) days of the submission of the dispute, then either party shall have the right, after a period of five (5) days, to submit the dispute for resolution in any federal or state courts of competent jurisdiction.

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20. ASSIGNMENT. This Agreement shall not be assigned directly or indirectly by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, either party may freely assign with notice this Agreement to any entity that acquires all or substantially all of such party’s assets or that merges with such party and is the surviving entity in such a merger; provided that neither party may assign this Agreement to any entity that is a competitor of the other party without such party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

21. ENTIRE AGREEMENT. This Agreement, including all Exhibits, together constitute the entire understanding of the parties and supersede all prior agreements (including the Roadie Terms & Conditions), if any, between the parties related to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by a duly authorized representative of each party to be bound and that identifies itself as an amendment to this Agreement.

22. SURVIVAL. The following provisions as shall naturally survive to accomplish their intended purpose and contained herein will survive the termination of this Agreement their purpose is completed: Service Charges, Payment to Roadie, Books and Records, Confidential Information, Intellectual Property and Data Security and Announcement and Use of Marks.

23. COUNTERPARTS AND ELECTRONIC SIGNATURES. This Agreement may be executed and delivered in separate counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument. The parties agree that this Agreement may be electronically signed and that such signatures shall have the same force and effect as a handwritten signature.

24. FURTHER ACTS AND DOCUMENTS. The undersigned parties shall cooperate with each other in good faith and shall execute such further documents and shall perform such further acts as may reasonably be necessary or appropriate to carry out and accomplish the intent of this Agreement.

[Signatures follow on the next page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

ROADIE, INC.		ALLIANCE PHARMA SOLUTIONS, LLC DBA DELIVMEDS

Name:	Dennis Moon	Name:	Shafaat Pirani

Title:	Vice President and Chief of Operations	Title:	Executive Vice President

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Exhibit A

Locations, Tiers and Service Charges

Locations

Tier 1	All Markets Not Mentioned in Tiers 2-4
Tier 2	Baltimore-Towson, MD Boston-Cambridge-Quincy, MA-NH Bridgeport-Stamford-Norwalk, CT Chicago-Naperville-Joliet, IL-IN-WI Hartford-West Hartford-East Hartford, CT Philadelphia-Camden-Wilmington, PA-ALI-DE-MD Pittsburgh, PA Poughkeepsie-Newburgh-Middletown, NY MSA Trenton-Ewing, NJ Washington-Arlington-Alexandria, DC-VA-MD-WV
Tier 3	Hawaii Seattle-Tacoma-Bellevue, WA New York-Northern New Jersey-Long Island, NY-NJ-PA
Tier 4	California

Rates

Tier 1	0-5 miles	6-10 miles	11-20 miles	21-30 miles	Add’I Per Mile
Small/Medium (Fits in front seat)	$10.03	$11.56	$14.75	$17.82	$0.70
Large (Fits in back seat + trunk)	$11.92	$14.28	$18.88	$23.48	$0.75
XL (Fits in SUV)	$21.71	$24.31	$29.62	$34.81	$0.80
HUGE (Fits in a Pickup Truck)	$44.96	$48.14	$54.75	$61.24	$0.85

Tier 2	0-5 miles	6-10 miles	11-20 miles	21-30 miles	Add’I Per Mile
Small/Medium (Fits in front seat)	$12.63	$14.51	$18.17	$21.83	$0.70
Large (Fits in back seat + trunk)	$14.40	$17.11	$22.66	$28.08	$0.75
XL (Fits in SUV)	$27.85	$30.92	$36.93	$43.07	$0.80
HUGE (Fits in a Pickup Truck)	$55.46	$58.88	$65.73	$72.57	$0.85

Tier 3	0-5 miles	6-10 miles	11-20 miles	21-30 miles	Add’I Per Mile
Small/Medium (Fits in front seat)	$13.33	$17.11	$24.78	$32.33	$0.70
Large (Fits in back seat + trunk)	$15.10	$19.59	$28.44	$37.29	$0.75
XL (Fits in SUV)	$29.97	$34.34	$43.19	$52.16	$0.80
HUGE (Fits in a Pickup Truck)	$39.53	$43.90	$52.75	$61.48	$0.85

Tier 4	0-5 miles	6-10 miles	11-20 miles	21-30 miles	Add’I Per Mile
Small/Medium (Fits in front seat)	$14.04	$18.29	$26.79	$35.28	$0.75
Large (Fits in back seat + trunk)	$15.93	$20.77	$30.44	$40.12	$0.80
XL (Fits in SUV)	$31.15	$36.58	$47.20	$57.82	$0.85
HUGE (Fits in a Pickup Truck)	$40.71	$46.02	$56.64	$67.26	$0.90

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Product Size Chart

	Max Total Volume		Max Product	Max Total
Category	Dimension	in cubic ft	Weight	Weight
Small/Medium
(Fits in a Car)	40”	<= 12	60	120
Large
(Fits in a Sedan)	48”	<= 24	60	250
XL
(Fits in a SUV/Van)	60”	<= 32	150	400
HUGE
(Fits in a Pickup Truck/Box Truck/Trailer)	150”	<= 400	150	1500

Customer Guidelines for XL and Huge Delivery Orders:

Delivery Order must specify how many Products are:

1. 601bs or less

2. 61-1501bs

3. 151-3001bs

4. 300-15001bs

Any single item between 1501bs - 3001bs must be on wheels and loaded/unloaded by the Customer/Recipient without assistance.

Any Delivery Order with a total Product Weight more than 4001bs must be loaded/unloaded by the Customer/Recipient without assistance.

If product is palletized, Customer/ Recipient required to load/unload without assistance.

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Charges:

Peak Surcharge: There will be a markup of no more than 10% on the Rate for each Delivery Order made starting on November 15th and ending on January 2nd (“Peak Delivery Season”).

Holiday Surcharge: There will be an additional 25% markup on the Rate for each Delivery Order made on the following holidays: New Year’s Day, MLK Day, President’s Day, Easter Sunday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day.

Market Adjustment Fee: Roadie uses an index-based fee that is adjusted monthly (“Market Adjustment Fee”) based on the index of the National U.S. Average On-Highway Regular Gasoline Fuel Price, as reported by the U.S. Energy Information Administration (EIA). The Fee will be adjusted each month using the last available index reported by the EIA in the month in which Services were rendered. For example, the adjustment for the month of March 2022 will be based on the National U.S. Average On-Highway Regular Gasoline Fuel Price stated in the EIA’s last available report in the month of March 1. The Market Adjustment Fee will be set as per the following table:

At Least	But Less Than	Adjustment to delivery fee

USD 0.01	USD 2.85	0.00%
USD 2.85	USD 2.95	0.25%
USD 2.95	USD 3.06	0.50%
USD 3.06	USD 3.16	0.75%
USD 3.16	USD 3.27	1.00%
USD 3.27	USD 3.37	1.25%
USD 3.37	USD 3.48	1.50%
USD 3.48	USD 3.58	1.75%
USD 3.58	USD 3.69	2.00%
USD 3.69	USD 3.79	2.25%
USD 3.79	USD 3.90	2.50%
USD 3.90	USD 4.00	2.75%
USD 4.00	USD 4.11	3.00%
USD 4.11	USD 4.21	3.25%
USD 4.21	USD 4.32	3.50%
USD 4.32	USD 4.42	3.75%
USD 4.42	USD 4.53	4.00%
USD 4.53	USD 4.63	4.25%
USD 4.63	USD 4.74	4.50%
USD 4.74	USD 4.84	4.75%
USD 4.84	USD 4.95	5.00%
USD 4.95	USD 5.05	5.25%
USD 5.05	USD 5.15	5.50%
USD 5.15	USD 5.35	5.75%

1 If the reported Regular Gasoline fuel pricing information is delayed, Roadie may use an earlier week’s index to adjust the Market Adjustment Fee, in its sole discretion.

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Fees:

Platform Access Fee: $2,500.00 to be invoiced monthly during the Term. The Platform Access Fee will be waived for the first month of the Term, and thereafter will be waived in each month Customer’s completed Delivery Orders equal or exceed the below requirements (“Minimum Delivery Volume”]:

●	100 completed Delivery Orders per month for the second and third months of the Term,
●	200 completed Delivery Orders per month for months four - six of the Term, and
●	250 completed Delivery Orders per month thereafter for the duration of the Term.

Third Party Platforms Fee: Third party platform calls to the estimate endpoint will be billed at .01 per transaction. Any Load or Security testing against Roadie’s production environment must be approved in advance, in writing, by Roadie.

Cancellation Fee: $10.00 to be charged if Customer or delivery recipient cancels the delivery after a Driver is already in-route to the pickup location, or if a Driver must cancel the Delivery Order due to one or more Exceptions (as defined in Exhibit B).

Return Delivery Fee: Equal to the cost of delivery. Charged when the Delivery Order must be returned due to an Exception, or because of Customer’s negligence or willful misconduct. Otherwise returns shall be at Roadie’s expense.

Wrong Vehicle Fee: $10.00 to be charged when Customer requests the wrong size vehicle or inputs the wrong dimensions and/or weight of Products in the Delivery Order and the Products do not fit in the vehicle assigned.

Wait Time at Pickup Location: $10.00 per hour (billed in 15-minute increments). Charged if a Driver must wait for longer than 10 minutes for a Delivery Order to be properly tagged, assembled and/or available for pick-up at the designated pick-up point at the requested Pickup Time. Loading time is not part of waiting.

Wait Time at Dropoff Location: $10.00 per hour (billed in 15-minute increments). Charged if Delivery recipient is not present at time of delivery, delivery without signature has not been authorized and Driver is directed by Customer to wait for delivery recipient at delivery site.

Parking and Other Location Specific Fees: Customer will reimburse Drivers for tolls and parking fees incurred by the Driver in performing Delivery Services hereunder, but specifically excluding any parking tickets, fines, or other similar fees or costs incurred by Driver.

Additional Compensation: All tips, gratuity or other forms of additional compensation that Customer chooses or agrees to pay to a Driver will be charged and invoiced to Customer.

API Development and Integration Fees: One-time fee of $2,500 to be invoiced on the Effective Date. Includes API Integration development support, and ongoing API maintenance. Other API integration and associated fees shall be custom to the scope of work and in an amount to be mutually agreed to between the parties and set forth in a separate agreement.

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Extra Equipped Certification Fee: $15.00. Charged once per single Delivery Order or Batched Delivery Order when Customer’s XL or HUGE Delivery Order requires an Extra Equipped Certification as per the below. Drivers with Extra Equipped Certification possess at a minimum a dolly & an XL/Huge vehicle but not liftgates, forklifts, pallet jacks):

Weight Maximums (Product/Total)	Dimension Maximums	Sizing	Driver Requirements	Customer Requirements
1-601b/4001b - Does not Require Extra Equipped Certification	60” (<=32 cubic ft)	XL	Driver can load and unload without assistance unless palletized.	No single item is heavier than 601bs. If product is palletized, Customer/ Recipient required to load/unload.
61-1501b/4001b - Requires Extra Equipped Certification	60” (<=32 cubic ft)	XL	Driver required to have Extra Equipped Certification	No single item is heavier than 1501bs. If product is palletized, Customer/Recipient required to load/unload.
1-601b/35001b - Does not Require Extra Equipped Certification	150” (<=400 cubic ft)	HUGE	Driver can load and unload without assistance unless palletized.	No single item is heavier than 601bs. If product is palletized, Customer /Recipient required to load/unload.
61-1501b/35001b - Requires Extra Equipped Certification	150” (<=400 cubic ft)	HUGE	Driver required to have Extra Equipped Certification. Driver can load and unload without assistance unless palletized.	No single item is heavier than 1501bs. If product is palletized, Customer /Recipient required to load/unload.

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Trailer Equipped Certification Fee: $25.00. Charged once per single Delivery Order or Batched Delivery Order when Customer’s XL or HUGE Delivery Order requires a Trailer Equipped Certification (Trailer, Hitch & XL/Huge vehicle) as per the below:

Weight Maximums (Product/Total)	Dimension Maximums	Sizing	Driver Requirements		Customer Requirements
Over 1501bs up to 3001bs & items on wheels/35001bs -	150” (<=4-00 cubic ft)	XL/HUGE	Driver required to have:		Any single item between 1501bs - 3001bs must be on wheels and loaded/unloaded by the Customer /Recipient.

Requires Extra Equipped Certification AND Trailer Certification			● ●	Extra Equipped Certification Trailer Certification	Over 1501bs - 15001bs/35001bs- Customer/Recipient must load/unload items without assistance.

If product is palletized, Customer/Recipient required to load/unload.

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Exhibit B

Delivery Service Levels and
Uptime Commitment

Delivery Service Levels

A. During the Term, the average Delivery Times for all Delivery Orders completed within in each calendar month during the Term shall be within the Targeted Delivery Timelines (as defined below), provided Customer’s collective completed delivery volume equals or exceeds its Minimum Delivery Volume in such month (the “Delivery Commitment”). Any Delivery Order subject to or experiencing one or more Exception(s) (as defined below) shall not be included in the determination of whether the Delivery Commitment has been met.

B. The Targeted Delivery Timeline for each single Delivery Order or Batched Delivery Order shall be measured from the time of the posting of the Delivery Order as shown in the Roadie Platform (“Posting Time”), to the time of the delivery as shown in the Roadie Platform (“Delivery Time”) and shall be delivered as applicable:

1. same-day with respect to Tier 1-3 Delivery Services: within a 4-Hour window up to a maximum of 25 miles;

2. same-day with respect to Tier 4 and 5 Delivery Services: within a 4-Hour window up to a maximum of 25 miles;

3. next-day respect to Tier 1-5 Delivery Services: up to a maximum of 25 miles (the “Targeted Delivery Timelines”).

An “Exception” is defined as one of the following:

1.	A Force Majeure Event.

2.	Customer failed to notify Roadie of a single Delivery Order at least one (1) hour prior to requested pickup time as posted in the Platform (“Pickup Time”) and/or a Batched Delivery Order at least two (2) hours prior to requested Pickup Time.

3.	The Delivery Order is not properly tagged, assembled and/or available for pick-up at the designated pick-up point at the requested Pickup Time, as shown by the time the Driver enters the Delivery Order as having been picked up at the designated location in the Platform.

4.	Customer did not provide an accurate delivery address.

5.	Driver has not been able to contact the Delivery Order recipient as necessary to complete the delivery.

6.	The Delivery Order recipient (i) is not available at the designated location to receive the Delivery Order at the time of arrival by the Driver; (ii) has requested to change the delivery time or location; or (iii) has refused the order (excluding refusal due to damage to Delivery Order at the fault of Driver).

7.	The Delivery Order requires an Extra Equipped Certification or Trailer Equipped Certification.

8.	Customer has requested the wrong size vehicle or input the wrong dimensions and/or weight of Products in the Delivery Order and the Products do not fit in the vehicle assigned.

9.	The Delivery Order contains a Prohibited Product, or an undisclosed Special Product and the Driver selected does not have the proper licenses or permits to deliver the Special Product.

10.	Customer has notified Roadie of further actions or requested further actions outside of the original Delivery Order, including requesting (i) delivery outside of the Targeted Delivery Timeline, (ii) Driver to return Delivery Order to pick-up location or other location; (iii) delivery to alternate address; or (iv) further actions outside of the geographic markets agreed upon.

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Uptime Commitment

Roadie will ensure 99% availability of the Roadie Platform (or alternate access to the Delivery Services) twenty-four (24) hours a day, seven (7) days a week and 365 days a year (“Uptime Commitment”).

The Uptime Commitment does not apply to any unavailability, suspension or termination of the Roadie Platform, or any other Roadie Platform performance issues: (i) caused by factors outside of Roadie’s reasonable control, including any Force Majeure Event or Internet access or related problems beyond the demarcation point of Roadie; (ii) that result from any actions or inactions of Customer or any third party; (iii) that result from Customer’s equipment, software or other technology and/or third party equipment, software or other technology (other than third party equipment within Roadie’s direct control); (iv) where Roadie has communicated reasonable outage windows in order to manage network, system, or application security and resilience; or (v) arising from Roadie’s suspension and termination of Customer’s right to use the Roadie Platform in accordance with this Agreement. Additionally, the Uptime Commitment does not apply to any unavailability, suspension or termination of the Roadie Platform, or any other Roadie Platform performance issues, if Roadie provides Customer an equal alternative way to place Delivery Orders.

Except as otherwise expressly set forth above Roadie does not warrant or guarantee that access and use of the Roadie Platform will be uninterrupted, error-free, or timely or that the results that may be obtained from the Roadie Platform will meet expectations. Roadie makes no warranties or representations about the accuracy or completeness of any third-party content provided through the Roadie Platform or the content of any websites linked to the Roadie Platform.

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Exhibit C

Prohibited Products and Special Products

Prohibited Products.

Customer will not request Delivery Services for any Prohibited Products set forth below:

a. People

b. Anything illegal including, without limitation, recreational drugs and other contraband.

c. Hemp, hemp derived cannabidiol (“CBD”) products of any type, including oils, tinctures, edible products, beverages, and cosmetic or personal care no matter THC level, and marijuana, marijuana derived strains, and marijuana products (whether or not legal and no matter the THC level) (collectively, “CBD and Marijuana Products”).

d. Any Hazardous Waste, defined as a “solid waste” that meets any of the criteria of the hazardous waste as described in 40 C.F.R. § 261.3.

e. Unset precious stones, industrial diamonds, any article that contains more than fifty percent by weight of gold or platinum or any combination thereof in raw form, including, but not limited to, bullion, bars, or scraps of these metals.

f. Any “Hazardous Material” as defined in CFR, Title 49, in any quantity.

g. Cremated remains, human remains, fetal remains, human body parts, or components thereof.

h. Any Delivery Order to be delivered over state lines (i.e., interstate). Notwithstanding, Customer is authorized by Roadie to place Delivery Orders that cross state lines, provided that the pickup location and the delivery location are each located within a single “Commercial Zone” as defined and set forth in The Code of Federal Regulations, Title 49. Transportation, Subtitle B. Other Regulations Relating to Transportation, Chapter III. FEDERAL MOTOR CARRIER SAFETY ADMINISTRATION, DEPARTMENT OF TRANSPORTATION, Subchapter B. FEDERAL MOTOR CARRIER SAFETY REGULATIONS, Part 372. EXEMPTIONS, COMMERCIAL ZONES, AND TERMINAL AREAS, Subpart B. Commercial Zones, as the same may be amended.

i. Any Delivery Order in the State of California where the delivery location is greater than fifty (50) miles from the pickup location.

1. Beer, wine, spirits and other alcohol and liquor Products (“Alcohol Products”).

k. Traditional cigarettes, cigars and other any product made or derived from tobacco that is intended for human consumption, and E-cigarettes, vape pens, tank systems and other electronic nicotine delivery systems (collectively “Tobacco and ENDS Products”) or any other product regulated and controlled by the United States Alcohol and Tobacco Tax and Trade Bureau (TTB).

1. Firearms or weapons of any kind, any firearm or weapon parts, or ammunition in any amount.

m. Devices containing gunpowder and other combustible chemicals that explode to produce visual and audible effects when ignited (“Fireworks”), including common Fireworks and display Fireworks.

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n. Replica or inert explosives or weapons that bear an appearance to actual explosives or weapons.

o. No Products with measurements individually or collectively in excess of those for the largest Product Category in the Product Size Chart (‘Oversized Products”).

P. Any single Product weighing more than 400 lbs. without wheels.

q. Gun Safes: Upright, fire rated, regardless of weight.

r. All live animals.

s. No Products being transported by or on behalf of any governmental authority.

Special Products.

Customer may request Delivery Services for the below Special Products in accordance with the Agreement and the terms of the applicable Special Product Addendum(s):

Rx Products. Pursuant to Addendum C-1.

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Addendum C-1

Permitted Special Product(s)

Rx Products

Rx Products. Subject to its compliance with the Agreement and this Addendum, Customer is authorized to request Delivery Services for the following Special Product listed below, provided such Product is specified in the Delivery Order: Prescription drugs and medicines and regulated over the counter medicine (“Rx Products”).

1. The parties acknowledge and agree that Rx Products are Special Products and that this Addendum serves as Customer’s authorization to place Delivery Orders for such Products. In addition to complying with the terms of the Agreement, the parties shall comply with the below terms and conditions when Delivery Orders contain Rx Products. Capitalized terms not otherwise defined in the Agreement or this Addendum shall have the meaning set forth in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the HITECH Act provisions set forth at 42 USC 17931 et seq. (“HITECH”) and their implementing privacy, breach notification and security regulations set forth at 45 CFR Part 160 and 164 (the “HIPAA Regulations”) HIPAA, HITECH and HIPAA Regulations are collectively referred to herein as “HIPAA”.

2. It is Customer’s obligation to know and comply with all Applicable Laws relating to their use of third-party delivery service providers for any Rx Products included in a Delivery Order. In requesting Delivery Services for Rx Products, Customer shall specify any requirements that a Driver must fulfill in connection with the Delivery Order, including whether identification must be presented and/or verified, whether the recipient must be a certain age to receive any items in the Delivery Order; and any other special instructions specific to items contained in the Delivery Order. Roadie will not have liability or responsibility to Customer, its affiliates or any of its clients, customers, patrons, (collectively, “Clients”) if Customer fails to comply with all Applicable Laws and/or provide all necessary and appropriate instructions when placing Delivery Orders including Rx Products.

3. Customer acknowledges that Drivers are not drug tested, not trained in the handling of Rx Products that are Controlled Substances (as defined below), nor are they supervised in the performance of the Delivery Services. Customer agrees that it sends any Rx Products listed as a “controlled substance” on Schedule II / IIN of The Controlled Substances Act (CSA), Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970 (each a “Controlled Substance”) at its sole risk, and that Roadie shall have no liability or responsibility to Customer, any Client or customer of Customer, any Delivery Order recipient or end-customer, or any other third-party for any Claims or Losses arising from a Controlled Substance being included in a Delivery Order. Customer agrees that Controlled Substances are not covered under the Roadie Protection Plan and Product Damage Claims therefor are not recoverable thereunder.

4. Customer hereby acknowledges and agrees that it is or may be a “Business Associate” or “Covered Entity” pursuant to HIPAA. Customer agrees to comply with the terms of any Business Associate Agreement (“BAA”) to which it is a party.

5. Customer hereby acknowledges and agrees that neither Roadie nor Drivers create, receive, maintain or transmit Protected Health Information (“PHI”) in order to support any of the Covered Entity functions of Customer and that it is the intent of both Customer and Roadie to ensure that Roadie and Drivers are covered by the “conduit exception” under HIPAA. Customer agrees to ensure that:

The information disclosed in a Delivery Order for Rx Products is only the minimum amount necessary for Roadie and Drivers to perform Services and shall include no more than the name, phone number and address of the recipient (“package level detail”).

(ii) PHI, including the name of the Rx Product, the name and/or date of birth (DOB) of the patient. is not transmitted to Roadie or Drivers or set forth in a Delivery Order.

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(iii) Delivery Orders for Rx Products are not placed if the Rx Product has not been paid for.

(iv) All Rx Products are “brown-bagged” with only package level detail visible to the Driver at pickup; and that Drivers are not required to use PHI (patient’s name and DOB) to identify a Delivery Order at pickup.

6. Roadie and Customer will agree to the specific procedures to be used by Customer to ensure PHI is not communicated to Roadie or Drivers, including using barcodes and/or Order Numbers and Delivery Address to identify packages containing Rx Products. Customer acknowledges and agrees that delivery photos will not include PHI.

7. If Roadie becomes aware of any PHI inadvertently disclosed to Roadie and/or Drivers such PHI shall be promptly deleted from the Roadie Platform and systems, and until such time shall not be used or accessed by Roadie, unless otherwise required Applicable Law.

8. Customer acknowledges and agrees that Roadie is not a party or a beneficiary to Customer’s agreements with its Clients and Roadie shall not be liable to Customer, any Client of Customer, any Delivery Order recipient or end-customer, or any other third-party, for Claims against Customer or any Losses of Customer arising from or incurred in connection with or pursuant to such agreements or its breach thereof, including Customer’s failure to comply with HIPAA, any BAA to which it is a party, or other Applicable Laws. Customer shall indemnify and hold harmless Roadie from all Losses incurred in Claims (including by Customer’s Clients), made against Roadie and arising from Customer’s disclosure of PHI to Roadie or Drivers, or asserting that Roadie is directly responsible, or directly obligated to pay, for any liability of Customer arising from or incurred in connection with or pursuant to its agreements with its Clients, including Customer’s liability from a failure to comply with HIPAA, its BAAs, or Applicable Laws.

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Exhibit D

Roadie Protection Plan

Found in its current version at https://supportroadie.com/hc/en-us/articles/5914545007515-Roadie-Protection-Plan

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